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                                                                     Exhibit 8.2


                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 338-2800
                              FAX NO. 617-338-2880
     IN WASHINGTON, D.C.                                    IN NEW YORK CITY
1025 CONNECTICUT AVENUE, N.W.                               767 THIRD AVENUE
   WASHINGTON, D.C. 20036                               NEW YORK, NEW YORK 10017
       (202) 775-8190                                        (212) 486-8200
    FAX NO. 202-293-2275                                  FAX NO. 212-758-2151


                                                               December 13, 1999

Iron Mountain Incorporated
745 Atlantic Avenue
Boston, MA 02111
Attention:    C. Richard Reese
              Chairman of the Board and Chief Executive Officer

         Re:      Merger of Iron Mountain Incorporated and Pierce Leahy Corp.
                  -----------------------------------------------------------

Ladies and Gentlemen:

         In connection with the Agreement and Plan of Merger, dated as of October 20, 1999, by and between Iron Mountain Incorporated, a Delaware corporation ("IRON MOUNTAIN"), and Pierce Leahy Corp., a Pennsylvania corporation ("PIERCE LEAHY"), which agreement, and all other agreements contemplated thereby, are collectively referred to herein as the "AGREEMENT," this opinion is furnished to you to be filed as Exhibit 8.2 to the Registration Statement on Form S-4, File No. 333-91577 (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT") filed on the date hereof with the Securities and Exchange Commission. Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement or in the Agreement, as the context may require. "CODE" means the Internal Revenue Code of 1986, as amended.

         We have acted as counsel for Iron Mountain in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, corporate records, certificates and statements of officers and accountants of Iron Mountain and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. With respect to all questions of fact on which the opinion set forth below is based, we have assumed the accuracy and completeness of and have relied on the information set forth in the Registration Statement, and in the documents incorporated therein by reference. We have not independently verified such information.

         FACTS. Pursuant to the Agreement and prior to the Effective Time, Pierce Leahy expects to declare and pay a stock dividend on outstanding shares of Pierce Leahy common stock in an amount equal to one-tenth of a share of Pierce Leahy common stock for each share of Pierce Leahy common stock outstanding. At the Effective Time, Iron Mountain will be merged with and into Pierce Leahy. As a result of the Merger, the separate existence of Iron Mountain will cease, Pierce Leahy will continue as the surviving corporation of the Merger, and Pierce Leahy will change its name to Iron Mountain Incorporated ("New Iron Mountain"). Each outstanding share of Iron Mountain common stock will be converted into one share of New Iron Mountain's common stock. For federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code.

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IRON MOUNTAIN INCORPORATED
DECEMBER 13, 1999
PAGE 2


         ASSUMPTIONS. In rendering our opinion we have assumed that the Merger will be consummated pursuant to the terms of and in accordance with the Agreement, and we have with your permission assumed the accuracy of the following additional assumptions as of the Effective Time:

A. The fair market value of the New Iron Mountain common stock received in conversion in the Merger by each former Iron Mountain stockholder will be approximately equal to the fair market value of his or her Iron Mountain common stock surrendered in conversion in the Merger.

B. In the Merger, New Iron Mountain will acquire at least ninety percent 90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Iron Mountain immediately prior to the Merger. For purposes of this assumption, amounts used by Iron Mountain to pay reorganization expenses, and all redemptions and distributions made by Iron Mountain in contemplation of the Merger (except for regular, normal dividends) are included as assets of Iron Mountain held immediately prior to the Merger. Moreover, liabilities of Iron Mountain to pay reorganization expenses are excluded from the computation of the fair market value of Iron Mountain's net assets immediately prior to the Merger.

C. Pierce Leahy will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in New Iron Mountain that, if exercised or converted, would affect the former Iron Mountain stockholders' acquisition of control of New Iron Mountain within the meaning of
         Section 368(a)(2)(H) of the Code.

D. Following the Merger, the former Iron Mountain stockholders will be in control of New Iron Mountain within the meaning of Section 368(a)(2)(H) of the Code. Following the Merger, the former Iron Mountain stockholders will own more than fifty percent (50%) of the stock of New Iron Mountain within the meaning of Section 1.1502-75(d)(3) of the Treasury Regulations under the Code.

E. No dividends or distributions have been made with respect to the stock of Iron Mountain immediately preceding or in contemplation of the Merger.

F. Pierce Leahy has no plan or intention to redeem, either directly or indirectly through an affiliate or agent, any Pierce Leahy stock held by Iron Mountain stockholders immediately preceding or in contemplation of the Merger, and Pierce Leahy has no plan or intention to make any extraordinary distribution with respect to such stock other than the Stock Dividend. Further, neither Pierce Leahy nor Iron Mountain has any plan or intention to cause or permit New Iron Mountain or any person related to New Iron Mountain (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations under the
         Code) to acquire, either directly or indirectly through an affiliate or agent, any of the New Iron Mountain stock owned by the former Iron Mountain stockholders immediately after the Merger, and neither Pierce Leahy nor Iron Mountain has any plan or intention to cause or permit New Iron Mountain to make any extraordinary distribution with respect to such stock.

G. Neither Pierce Leahy nor Iron Mountain has any plan or intention to cause or permit New Iron Mountain to sell or otherwise dispose of any of the assets of Iron Mountain acquired in the Merger, except for: (i) dispositions made in the ordinary course of business; or (ii) transfers permitted by Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code.

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IRON MOUNTAIN INCORPORATED
DECEMBER 13, 1999
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H.       The liabilities of Iron Mountain and the liabilities to which its assets are subject have been incurred by Iron Mountain in the ordinary course of its business.

I. Pierce Leahy and Iron Mountain will each cause New Iron Mountain to continue the historic business of Iron Mountain or use a significant portion of Iron Mountain's historic business assets in a business.

J. Other than as provided in the Agreement, Pierce Leahy and Iron Mountain have each paid and will pay all and only their respective expenses, if any, incurred in connection with the Merger.

K. There is no intercorporate indebtedness existing between Pierce Leahy and its affiliates, on the one hand, and Iron Mountain and its affiliates, on the other hand, that was issued, acquired, or will be settled at a discount.

L. Neither Pierce Leahy nor Iron Mountain is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

M. Neither Pierce Leahy nor Iron Mountain is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

N. The fair market value of the assets of Iron Mountain equals or exceeds the sum of Iron Mountain's liabilities, plus the amount of the liabilities, if any, to which such assets are subject.

O. Although no definitive computation has been or will be made, Iron Mountain estimates that the aggregate adjusted tax basis of its assets should equal or exceed the sum of its liabilities, plus the amount of the liabilities, if any, to which such assets are subject.

P.       Any compensation paid by Pierce Leahy, an affiliate of Pierce
         Leahy, Iron Mountain or an affiliate of Iron Mountain to a stockholder-employee or stockholder-consultant of Iron Mountain, and any compensation paid by New Iron Mountain or an affiliate of New Iron Mountain to a stockholder-employee or stockholder-consultant of Iron Mountain or New Iron Mountain, will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the compensation paid to any such employee or consultant of Iron Mountain or New Iron Mountain will be separate consideration for, or allocable to, any of his or her Iron Mountain shares. None of the New Iron Mountain common stock received by any such stockholder-employee or stockholder-consultant pursuant to the Merger will be separate consideration for, or allocable to, any employment, consulting, or similar agreement or arrangement.

Q. Neither Pierce Leahy nor Iron Mountain is or within the past five (5) years has been a "United States real property holding corporation" as defined in Section 897 of the Code, and Pierce Leahy and Iron Mountain will each supply to their respective foreign shareholders and stockholders upon request any required statements to that effect pursuant to Sections 1.897-2(g)-(h) of the Treasury Regulations under the Code.

R. Pierce Leahy does not own, either directly or indirectly through subsidiaries, any stock of Iron Mountain that will be cancelled pursuant to Section 2.1(d) of the Agreement, and Iron Mountain does not own, either directly or indirectly through subsidiaries, any stock of Pierce Leahy that will be cancelled pursuant to Section 2.1(d) of the Agreement.

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IRON MOUNTAIN INCORPORATED
DECEMBER 13, 1999
PAGE 4


S. The payment of cash in lieu of fractional shares of Pierce Leahy common stock in connection with the Stock Dividend is solely for the purpose of avoiding the expense and inconvenience to Pierce Leahy of issuing fractional shares and does not represent separately-bargained-for consideration. The total cash consideration that will be paid in the Stock Dividend to shareholders of Pierce Leahy instead of issuing fractional shares of Pierce Leahy common stock will not exceed one percent (1%) of the total fair market value of the stock distributed (determined as of the date of declaration). The fractional share interests of each shareholder of Pierce Leahy will be aggregated, and no shareholder of Pierce Leahy will receive, for such shareholder's fractional share interests, cash in an amount equal to or greater than the value of one full share of Pierce Leahy common stock.

         OPINION. In addition to the above facts and assumptions, we have made certain assumptions and expressed certain conditions and qualifications in the section of the Registration Statement captioned "Material Federal Income Tax Consequences," all of which assumptions, conditions and qualifications are incorporated herein by reference. Based on and subject to all of the foregoing, and assuming the accuracy thereof, we are of the opinion that, for federal income tax purposes:

         1.   The Merger will qualify as a reorganization within the meaning of
              Section 368(a) of the Code;

         2. Pierce Leahy and Iron Mountain will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and

         3. The discussion with respect to federal income tax matters in the section of the Registration Statement captioned "Material Federal Income Tax Consequences - Consequences to Iron Mountain and its Stockholders" in all material respects is accurate and fairly summarizes the federal income tax issues addressed therein, and the opinions of counsel referred to therein are our opinions.

No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above, and in particular, we express no opinion with respect to the state or local tax treatment of the Merger.

         MISCELLANEOUS. The foregoing opinion is based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion is not intended to constitute the closing opinion required by Section 6.2(d) of the Agreement, which closing opinion will be delivered at the Effective Time and be based upon executed representations made by Pierce Leahy and Iron Mountain.

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IRON MOUNTAIN INCORPORATED
DECEMBER 13, 1999
PAGE 5


         This opinion is intended solely for the benefit and use of Iron Mountain Incorporated and its stockholders, and it is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the captions "Legal Matters" and "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            SULLIVAN & WORCESTER LLP